Exhibit 28 (j)(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of Federated Hermes Total Return Series, Inc.:

We consent to the use of our report dated November 23, 2020, with respect to the financial statements of Federated Hermes Core Bond Fund (formerly, Federated Hermes Select Total Return Bond Fund), a series of the Federated Hermes Total Return Series, Inc., as of September 30, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

May 26, 2021